Exhibit 99.3

BlackSky Announces Completion of Merger with Osprey Technology Acquisition Corp.

BlackSky’s Common Stock to Commence Trading on NYSE Under the Ticker “BKSY”

Gross Proceeds to BlackSky totaled $283 million, combining funds held in Osprey’s Trust and concurrent PIPE financing

Herndon, Va. and New York, N.Y. – September 9, 2021 – BlackSky Holdings, Inc. (“BlackSky”), a leading technology platform providing real-time geospatial intelligence and global monitoring, today announced it has completed its previously announced business combination with Osprey Technology Acquisition Corp. (“Osprey”) to take BlackSky public. The combined company has been renamed “BlackSky Technology Inc.” and its shares will commence trading on the New York Stock Exchange (NYSE) on September 10, 2021, under the ticker symbol “BKSY” for BlackSky common stock and “BKSY.W” for BlackSky warrants.

Upon closing, the combined company received approximately $283 million in gross proceeds, comprised of approximately $103 million in cash held in trust by Osprey and the proceeds of a $180 million PIPE. Osprey’s shareholders approved the transaction at a shareholder meeting on September 8, 2021.

“Our team is excited that we have reached this major milestone on our first-to-know mission to lead a new era of real-time global intelligence. We are looking forward to this next chapter as a public company and the many opportunities that lie ahead in the new space economy,” said BlackSky CEO Brian O’Toole. “We welcome our new shareholders to join our journey as we provide global customers with critical insights to see and understand important changes that impact their business.”

As a public company, BlackSky’s position as a leading geospatial data, analytics and monitoring services company is further strengthened. CEO Brian O’Toole will continue to lead the combined company with Will Porteous remaining as chairman of the board. In connection with the business combination, Magid Abraham, Timothy Harvey and James Tolonen will join BlackSky’s board. David DiDomenico, a partner at JANA Partners who heads its SPAC initiative and, in such role, serves as president, CEO and a director of Osprey, will continue to serve on the combined company’s board of directors.

“The Osprey team is very excited for Brian O’Toole and the BlackSky organization. We look forward to watching them execute on BlackSky’s strategic growth plan as a public company,” said Osprey Co-Executive Chairman Jonathan Z. Cohen.

To memorialize the completion of the business combination, BlackSky will be ringing the opening bell at the NYSE at 9:30 a.m. ET on September 13, 2021. A live stream of the event and replay can be accessed by visiting https://www.nyse.com/bell.

Advisors

Credit Suisse Securities (USA) LLC acted as lead financial advisor and as capital markets advisor to BlackSky, and Credit Suisse Securities (USA) LLC acted as lead placement agent and Moelis & Company LLC also acted as placement agents in connection with the PIPE offering. Moelis & Company LLC acted as lead financial advisor and Union Square Advisors LLC acted as capital markets and strategic advisor to

Osprey. PJT Partners LP is one of BlackSky’s financial advisors and a placement agent with respect to this transaction. Wilson Sonsini Goodrich & Rosati, P.C. is legal advisor to BlackSky. Skadden, Arps, Slate, Meagher & Flom LLP is legal advisor to Osprey. Paul, Weiss, Rifkind, Wharton & Garrison LLP is legal advisor to Credit Suisse Securities (USA) LLC.

About BlackSky Holdings, Inc.

BlackSky is a leading provider of real-time geospatial intelligence. BlackSky monitors activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging its own satellite constellation. BlackSky processes millions of observations from space, air, environmental sensors, asset tracking sensors, Industrial IoT, and Internet-enabled narrative sources. BlackSky’s on-demand constellation of satellites can image a location multiple times throughout the day. BlackSky monitors for pattern-of-life anomalies to produce alerts and enhance situational awareness. BlackSky’s monitoring service is powered by cutting-edge compute techniques including machine learning, artificial intelligence, computer vision, and natural language processing. BlackSky’s global monitoring is available via a simple subscription and requires no IT infrastructure or setup. For more information visit www.blacksky.com.

Investor Contact

Michael Bowen and Ryan Gardella

BlackSkyIR@icrinc.com

203-682-8299

Media Contact

Janae Frisch

janae@communiquepr.com

206-282-4923 ext. 125

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transactions between Osprey and BlackSky. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) changes in the competitive and regulated industries in which BlackSky operates, variations in operating performance across competitors, changes in laws and regulations affecting BlackSky’s business and changes in the combined capital structure, (ii) the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, and (iii) the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, on the ability to implement business plans, forecasts, and other expectations. The foregoing list of factors is not exhaustive and is based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we do not presently know, or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this communication. We anticipate that subsequent events and developments will cause their assessments to change. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additional risks and uncertainties are identified and discussed in the parties’ reports filed with the SEC, including within the section titled “Risk Factors” on Osprey’s registration statement on Form S-4 (File No. 333-256103), and available at the SEC’s website at http://www.sec.gov.